Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of American Realty Capital Properties, Inc. on Form S-3 (File No. 333-182971,File No. 333-182972, and File No. 333-187240), Form S-8 (File No. 333-176714) and Form S-4 (File No. 333-190056) of our report dated March 28, 2013, relating to the consolidated financial statements and financial statement schedules of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) for the year ended December 31, 2012, which are included in the Current Report on Form 8-K/A filed by American Realty Capital Properties, Inc. with the U.S. Securities and Exchange Commission on October 25, 2013.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

October 25, 2013